UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                           HI-TECH PHARMACAL CO., INC.
          -------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
          -------------------------------------------------------------
                         (Title of Class of Securities)

                                    42840B101
          -------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 42840B101                     13G                 Page 2 of 7 Pages

     1. Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only): David S. Seltzer

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)            Not applicable
          (b)

     3.   SEC Use Only

4.   Citizenship or Place of Organization:  United States


          NUMBER OF SHARES                        5.   Sole Voting Power
                                                       563,640
          BENEFICIALLY                            6.   Shared Voting Power
                                                       102,406
          OWNED BY EACH                           7.   Sole Dispositive Power
                                                       563,640
          REPORTING PERSON                        8.   Shared Dispositive Power
                                                       102,406
          WITH

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
          666,046

     10.  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)                       [  ]

     11.  Percent of Class Represented by Amount in Row (9)
          14.3%

     12.  Type of Reporting Person (See Instructions)  IN

CUSIP NO. 42840B101                13G                      Page 3 of 7 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                               (Amendment No. __)

                    Under the Securities Exchange Act of 1934

                           HI-TECH PHARMACAL CO., INC.
                                (Name of Issuer)



                                   Item 1(a)
                                   ---------

Name of Issuer:  Hi-Tech Pharmacal Co., Inc.


                                   Item 1(b)
                                   ---------

Address of Issuer's Principal Executive Offices: 369 Bayview Avenue, Amityville, New York 11701


                                   Item 2(a)
                                   ---------

Name of Person Filing:  David S. Seltzer


                                   Item 2(b)
                                   ---------

Address of Principal Business Office or, if none, Residence: 369 Bayview Avenue, Amityville, New York 11701


                                   Item 2(c)
                                   ---------

Citizenship:  United States


                                   Item 2(d)
                                   ---------

Title of Class of Securities:  Common Stock

CUSIP NO. 42840B101                13G                      Page 4 of 7 Pages


                                   Item 2(e)
                                   ---------

CUSIP Number: 42840B101


                                   Item 3
                                   ------

         If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person is a:

          (a)  [ ] Broker or Dealer registered under Section 15 of the Act

          (b)  [ ] Bank as defined in section 3(a)(6) of the Act

          (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

          (h)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

                                   Not applicable


                                   Item 4
                                   ------

Ownership:

          (a)  Amount Beneficially Owned:
                                        666,046
               ................................................................

CUSIP NO. 42840B101                13G                      Page 5 of 7 Pages


          (b)  Percent of Class:
                                        14.3%
               ................................................................

          (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote..................563,640
          (ii) shared power to vote or to direct the vote................102,406
          (iii)sole power to dispose or to direct the disposition of.....563,640
          (iv) shared power to dispose or to direct the disposition of...102,406


                                   Item 5
                                   ------

Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                              Not applicable


                                   Item 6
                                   ------

Ownership of More than Five Percent on Behalf of Another Person.

                              Not applicable


                                   Item 7
                                   ------

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                              Not applicable

CUSIP NO. 42840B101                13G                      Page 6 of 7 Pages



                                   Item 8
                                   ------


Identification and Classification of Members of the Group.

                              Not applicable


                                   Item 9
                                   ------

Notice of Dissolution of Group.

                              Not applicable


                                   Item 10
                                   -------

Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE




After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 10, 1998

                                             /s/David S. Seltzer
                                             -------------------------------
                                             David S. Seltzer